UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2016

CST Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35743	46-1365950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Valero Way, Building D, Suite 200 San Antonio, Texas	78249
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (210) 692-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Amendment to Credit Agreement
On January 29, 2016, CST Brands, Inc. (“CST”) and certain subsidiaries of CST, as subsidiary guarantors, and the Lenders to that certain Credit Agreement, dated as of March 20, 2013 and Wells Fargo Bank, National Association, as Administrative Agent, entered into the Fourth Amendment to Credit Agreement (the “Amendment”). The Amendment, among other things, increases the commitments under the revolving credit facility from $300 million to $500 million. CST intends to use the increased capacity of this Credit Agreement to help fund its previously announced acquisition of Flash Foods, Inc., Fuel South Express, Inc., Bacon Grocery Company, Inc., Crawford Holdings, LLC and Kemp Ridge Holdings, LLC (the “Acquisition”). The Amendment permits CST to effect the transactions contemplated in connection with the Acquisition.
The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
The information in this Current Report is being furnished pursuant to Regulation FD. The information in Items 1.01 and 2.01 and Exhibit 10.1 of Item 9.01 of this report, according to general instruction B.2., shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that the Company chooses to disclose solely because of Regulation FD.
Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 1, 2016, CST Brands, Inc., a Delaware corporation (“CST”), pursuant to that certain Stock and Membership Interest Purchase Agreement, as amended (the “Purchase Agreement”), by and among (i) CST, (ii) The Jones Company, a Georgia corporation, Patagonia Partners, LLC, a Georgia limited liability company, and James A. Walker, Jr. (collectively, the “Sellers”), (iii) solely with respect to legal representation and the release of claims and liabilities, Flash Floods, Inc., a Georgia corporation, Fuel South, Inc., a Georgia corporation, Fuel South Express, Inc., a Georgia corporation, Bacon Grocery Company, Inc., a Georgia corporation, Cowford Holdings, LLC, a Georgia limited liability company, and Kemp Ridge Holdings, LLC, a Georgia limited liability company (collectively, the “Companies” and each a “Company”), and (iv) solely with respect to certain restrictive covenants and the release of claims and liabilities, James C. Jones III and Patrick C. Jones (collectively, the “Shareholders”), completed its previously announced acquisition (the “Closing”) of all of the issued and outstanding equity interests of the Companies in exchange for cash consideration in the amount of $425 million plus working capital and other closing adjustments. The consideration was funded by cash on hand and borrowings under CST’s revolving credit facility.

The Companies operate 165 Flash Foods convenience stores located in Georgia and Florida, which sell Flash Foods-branded fuel, 21 branded quick service restaurants, a land bank of 13 real estate sites to build new-to-industry stores, a merchandise distribution company with a 90,000 square foot distribution center that it operates in Georgia and a fuel supply company with access to the Colonial and Plantation pipelines, leased storage and a company-owned transportation fleet.

CST and the Sellers agreed to indemnify each other for breaches of the representations, warranties and covenants contained in the Purchase Agreement, subject to survival period limitations. The Sellers’ indemnification was also, with certain exceptions, subject to a “tipping” mini-basket of $75,000, a deductible of $3,187,500 and a cap of $3,187,500.

In connection with the Purchase Agreement, each Seller and each Shareholder agreed, subject to certain exceptions, not to, and to cause its affiliates not to, directly or indirectly, (i) engage in certain competitive activities related to the retail petroleum industry in Georgia or Florida for five years following Closing or (ii) solicit for employment or hire any management or executive-level employee of any Company for two years following Closing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Exhibit Description
10.1
Fourth Amendment to Credit Agreement, dated as of January 29, 2016, by and among CST Brands, Inc., as borrower, certain subsidiaries of CST Brands, Inc., as subsidiary guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CST BRANDS, INC.

/s/ Gérard J. Sonnier
By:	Gérard J. Sonnier
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: February 4, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1
Fourth Amendment to Credit Agreement, dated as of January 29, 2016, by and among CST Brands, Inc., as borrower, certain subsidiaries of CST Brands, Inc., as subsidiary guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.